FIRST UNION CORPORATION
                          THIRD QUARTER REPORT

                         (Logo - First Union)

                                 1995

                                 CONTENTS

                         Letter from the Chairman
                                     3

                            News Highlights
                                     4

                            Financial Tables
                                     6

                           Board of Directors
                                     16

LONG-TERM PERFORMANCE


DIVIDENDS PER COMMON SHARE

(DOLLARS PER SHARE)

*ANNUALIZED.

(Dividends per Common Share chart appears here. Plot points are as follows:)

0.4      0.8       1.2        1.6      2.0
1978  .29  1995  2.08


BOOK VALUE PER SHARE GROWTH

(IN DOLLARS)

ORIGINALLY REPORTED (ADJUSTED FOR STOCK SPLITS),

NOT RESTATED FOR POOLING OF INTEREST ACQUISITIONS.

(Book Value Per Share Growth chart appears here. Plot points are as follows:)

5      10      15      20       25    30     35
Dec 1978  6.63  September 1995  33.88


                    1
                   ...

BUSINESS PROFILE


FIRST UNION CORPORATION, A BANK HOLDING COMPANY WITH HEADQUARTERS IN CHARLOTTE, NORTH CAROLINA, HAD ASSETS OF $86.8 BILLION AT SEPTEMBER 30, 1995. ON JUNE 19, 1995, FIRST UNION ANNOUNCED AN AGREEMENT TO ACQUIRE $35 BILLION-ASSET FIRST FIDELITY BANCORPORATION. FIRST UNION CURRENTLY IS THE NATION'S NINTH LARGEST BANK HOLDING COMPANY, BASED ON TOTAL ASSETS, WITH THE FOURTH LARGEST BANKING NETWORK AND EIGHTH LARGEST AUTOMATED TELLER MACHINE NETWORK. FIRST UNION'S FULL-SERVICE BANKING OFFICES IN FLORIDA, NORTH CAROLINA, GEORGIA, VIRGINIA, SOUTH CAROLINA, TENNESSEE, MARYLAND AND WASHINGTON, D.C., PROVIDE A WIDE RANGE OF COMMERCIAL BANKING, CONSUMER BANKING AND RETAIL INVEST MENT SERVICES. THROUGH NEARLY 200 ADDITIONAL OFFICES IN 37 STATES, WE ALSO PROVIDE SUCH FINANCIAL SERVICES AS MORTGAGE BANKING, HOME EQUITY LENDING, CAPITAL MARKETS PRODUCTS AND SERVICES, INSURANCE AND SECURITIES BROKERAGE SERVICES.


                                                          TOTAL RETURN

                                    IF YOU HAD INVESTED $1,000 IN FIRST UNION COMMON STOCK:

                                                 TOTAL DOLLAR VALUE      PERCENT CHANGE IN      COMPOUND ANNUAL
                                                  SEPTEMBER 30, 1995         DOLLAR VALUE         GROWTH RATE

Three Years Ago...                               $ 1,577                  58%                   16%

Five Years Ago....                               $ 4,145                 315%                   33%

Ten Years Ago.....                               $ 4,178                 318%                   15%

                                                 ASSUMES DIVIDENDS REINVESTED.


                                                 2
                                                ...

                       LETTER FROM THE CHAIRMAN


    Strong fee income growth highlighted First Union's record third quarter earnings performance. We earned $255 million in net income applicable to common stockholders for the third quarter of 1995, up from $235 million in the third quarter a year ago. On a per common share basis, earnings increased 11 percent to $1.50 per share, compared with $1.35 in the third quarter a year ago. Earnings in the second quarter of 1995 were $249 million, or $1.45 per share.

    In the first nine months of 1995, net income applicable to common stockholders was $734 million, or $4.27 per share, compared with $675 million, or $3.94, in the first nine months of 1994. The per-share increase was 8 percent.

    Loan growth and credit quality also continued to be strong.

    The strong increase in fee income helps validate our expectations for renewed earnings momentum at First Fidelity after we combine our two companies. We are seeing the results of our investments in capital markets, capital management and other businesses that expand our traditional banking base, and we are optimistic about our financial results for 1995 and 1996.

    First Union and First Fidelity are well along in the planning processes for the merger of our two companies. We already have identified ways to build relationships in capital markets and other areas that will allow us to "hit the deck running" when the acquisition is completed. We appreciate the support of our stockholders, who overwhelmingly approved the merger on October 3, 1995.


Sincerely,

(Signature - Edward E. Crutchfield)


Edward E. Crutchfield

CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                              3
                              ...

                        NEWS HIGHLIGHTS



MCI AND FIRST UNION OFFER INTERNET ACCESS

    MCI Communications Corporation and First Union joined forces to offer customers a free software and service package to provide easy access to the Internet global computer network. For their 18-month market test, the two companies will put the power of the Internet directly into the hands of First Union's retail and commercial customers by providing personal computer software disks that connect customers directly into a custom-designed First Union Internet home page.

    From there, customers will be able to access a wide variety of First Union banking applications, information and the bank's "virtual" shopping mall. Bank customers will also be able to make secure transactions directly over the Internet so that their account and credit card numbers are safe from electronic eavesdroppers. The software package enables bank customers to browse the Internet's World Wide Web -the fastest growing portion of the Internet. You can reserve a copy of the free First Union Internet Access Package by calling 1-800-WWW-FUNB.



FIRST UNION SELECTED AS ONE OF "100 BEST COMPANIES"

    Working Mother magazine has selected First Union as one of the "100 Best Companies" for working mothers. The magazine selects companies for its annual list based on pay, opportunities for women to advance, support for child care and family-friendly benefits. At First Union, women make up 40 percent of the company's highest paid employees (top 20 percent). "As differences between products, services and prices of financial institutions diminish, personal relationships with customers and quality service will become increasingly important," said CEO Edward Crutchfield. "Our employees cannot provide their customers unsurpassed service if they are struggling with personal problems. It makes sound business sense for First Union to help employees get the resources they need to help balance competing responsibilities on and off the job."

    First Union has instituted several programs to help promote family life. For example, the company introduced a new employee resource and referral service, called LifeWorks, in January 1995.


                              4
                              ...

By calling a toll-free number, First Union's more than 30,000 employees nationwide can get free, practical advice from experts on topics ranging from teenage peer pressure to affordable nursing care for elderly relatives. First Union also offers a childcare resource and referral service to help employees find child care. One of the company's most popular benefits is its paid-time-away-from-work program, which gives employees four hours of paid time per month to volunteer in schools and education programs.



FIRST UNION AND BLACK COLLEGES COLLABORATE

    First Union has developed an affinity credit card program for historically black colleges and universities designed to assist the fundraising efforts of alumni associations and promote pride among constituents. The initiative is part of a comprehensive study by the bank to establish long-term relationships with black colleges and universities throughout the nation. "The affinity card is one of many mutually beneficial programs we'd like to develop with historically black colleges," Lenny Springs, First Union vice president and assistant director of community reinvestment, said. "We hope we can expand these relationships to include economic development projects, campus revitalization and housing initiatives for faculty and staff." The affinity card program offers each participating school a custom-designed Classic Visa for alumni, faculty, staff and students. Each time the card is used, First Union will make a contribution to the school and a portion of the annual fee will be donated to the institution.

    Elizabeth City State University in Elizabeth City, North Carolina; Fisk University in Nashville, Tennessee; Prairie View A & M University in Prairie View, Texas; LeMoyne-Owen College in Memphis, Tennessee; North Carolina Central University in Durham, North Carolina; and St. Paul's College in Lawrenceville, Virginia, are among the first institutions to participate in the program. First Union's affinity program is endorsed by the Council of National Alumni Associations, the National Black College Alumni Hall of Fame Foundation and the National Alumni Council of the United Negro College Fund.


                             5
                            ...

                            FINANCIAL TABLES
          FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)
 .................................

FINANCIAL HIGHLIGHTS

(IN THOUSANDS EXCEPT PER SHARE DATA)

Net income
Dividends on preferred stock
Net income applicable to common stockholders
Net income per common share
Average common shares
Common stockholders' equity
Total stockholders' equity
Book value per common share
Actual common shares
Common stock period-end price



 .................................
EARNINGS SUMMARY


(IN THOUSANDS EXCEPT PER SHARE DATA)

Net interest income (a)
Provision for loan losses
Net interest income after provision for loan losses (a)
Securities available for sale transactions
Investment security transactions
Noninterest income
Noninterest expense
Income before income taxes (a)
Income taxes
Tax-equivalent adjustment
Net income
Dividends on preferred stock
Net income applicable to common stockholders
Net income per common share
(a) Tax-equivalent.

                             6
                             ...



THREE MONTHS ENDED            NINE MONTHS ENDED
   SEPTEMBER 30,                  SEPTEMBER 30,
    1995          1994        1995          1994

$ 255,016       241,752      741,061      693,831
        -         6,595        7,029       18,522
$ 255,016       235,157      734,032      675,309
$    1.50          1.35         4.27         3.94
  170,272       174,417      171,921      171,265
$ 5,685,450   5,338,590    5,685,450    5,338,590
  5,685,450   5,622,631    5,685,450    5,622,631
$   33.88         30.37        33.88        30.37
  167,795       175,785      167,795      175,785
$  51.000        43.250       51.000       43.250


                                     3Q '95
          1995            1994         VS.
     3Q         2Q         3Q        3Q '94
$ 860,460    836,373    799,339         7.6%
   49,000     44,000     25,000        96.0
  811,460    792,373    774,339         4.8
    4,713      1,243     (2,946)      260.0
    2,591      1,233      2,286        13.3
  362,842    326,503    303,259        19.6
  770,949    714,739    682,219        13.0
  410,657    406,613    394,719         4.0
  136,298    135,291    130,147         4.7
   19,343     22,186     22,820       (15.2)
  255,016    249,136    241,752         5.5
        -          -      6,595      (100.0)
$ 255,016    249,136    235,157         8.4%
$    1.50       1.45       1.35        11.1%


                                7
                               ...

             FINANCIAL TABLES
FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)
 .................................
AVERAGE BALANCE SHEET SUMMARY

(IN THOUSANDS)




Loans, net
Earning assets
Total assets
Noninterest-bearing deposits
Consumer time deposits
Other time deposits
Common stockholders' equity (a)
Total stockholders' equity (a)


 .................................
CAPITAL RATIOS  (B)

Tier 1 capital
Total capital
Leverage



 .................................
INTANGIBLE ASSETS

(IN THOUSANDS)
Intangible assets
       Goodwill
       Deposit base premium
       Other
             Total
Mortgage servicing rights
Credit card premium

    (a) Average common stockholders' equity and average total stockholders' equity exclude average net unrealized gains or losses on debt and equity securities.

    (b) The third quarter 1995 ratios are based on estimates and exclude net unrealized gains or losses on debt and equity securities.

                             8
                            ...


                                            3Q '95
           1995                 1994          VS.
     3Q          2Q              3Q         3Q '94

$ 62,333,477  57,873,346    50,012,757     24.6%
  78,598,624  72,541,610    65,961,440     19.2
  86,991,646  80,255,045    73,020,089     19.1
  10,625,875  10,256,782     9,927,448      7.0
  45,661,804  42,734,369    39,975,098     14.2
   4,864,918   4,663,017     3,632,802     33.9
   5,711,761   5,642,420     5,396,497      5.8
$  5,711,761   5,642,420     5,680,537      0.5%



 6.32%   6.86     8.84
10.70   11.58    14.20
 5.10%   5.74     6.77



$ 1,028,619     945,295      763,832
    453,934     443,830      319,522
      5,650       6,243        8,134
$ 1,488,203   1,395,368    1,091,488
$   101,928     101,024       89,666
$    47,403      51,005       62,463


                 9
                ...

                 FINANCIAL TABLES
 FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)
 .................................
OTHER FINANCIAL DATA



(DOLLARS IN THOUSANDS)
Return on average assets (a)(b)
Return on average common equity (a)(c)
Net interest margin (a)
Allowance as % of loans, net
Allowance as % of nonaccrual and restructured loans
Allowance as % of nonperforming assets
Loan losses
Loan recoveries
    Loan losses, net
 As % of average loans, net (a)
Nonperforming assets
     Commercial nonaccrual
     Real estate nonaccrual
          Total nonaccrual loans
    Restructured loans
    Foreclosed properties
          Total nonperforming assets
As % of loans, net and foreclosed properties


    (a) Annualized.
    (b) Based on net income.
    (c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.

                                 10
                                 ...

         1995            1994        NINE MONTHS
     3Q         2Q        3Q        1995       1994
    1.16%      1.25       1.31       1.21       1.29
   17.71      17.71      17.29      17.39      17.45
    4.37       4.62       4.84       4.52       4.80
    1.46       1.61       1.95       1.46       1.95
     204        222        203        204        203
     160%       170        154        160        154
$ 74,241     88,857     72,120    225,060    182,704
  24,147     24,665     24,964     68,307     72,587
$ 50,094     64,192     47,156    156,753    110,117
     .32%       .44        .38        .36        .31

$207,703    210,464    154,861    207,703    154,861
 232,990    225,802    339,881    232,990    339,881
 440,693    436,266    494,742    440,693    494,742
     606        630        674        606        674
 120,585    132,204    158,234    120,585    158,234
$561,884    569,100    653,650    561,884    653,650
     .91%       .95       1.26        .91       1.26


                        11
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

            CONSOLIDATED STATEMENTS OF INCOME
   First Union Corporation and Subsidiaries (Unaudited)

(IN THOUSANDS)
Interest Income
   Interest and fees on loans
   Interest and dividends on securities available for sale
   Interest and dividends on investment securities
      Taxable income
      Nontaxable income
   Trading account interest
   Other interest income
      Total interest income
Interest Expense
   Interest on deposits
   Interest on short-term borrowings
   Interest on long-term debt
      Total interest expense
Net interest income
Provision for loan losses
Net interest income after provision for loan losses
Noninterest Income
   Trading account profits
   Service charges on deposit accounts
   Mortgage banking income
   Capital management income
   Securities available for sale transactions
   Investment security transactions
   Fees for other banking services
   Merchant discounts
   Insurance commissions
   Sundry income
      Total noninterest income
Noninterest Expense
   Personnel expense
   Occupancy
   Equipment rentals, depreciation and maintenance
   Postage, printing and supplies
   FDIC insurance
   Professional fees
   Owned real estate expense
   Amortization
   Sundry
      Total noninterest expense
Income before income taxes
Income taxes
      Net income
Dividends on preferred stock
      Net income applicable to common stockholders

                               12
                               ...


    THREE MONTHS ENDED       NINE MONTHS ENDED
       SEPTEMBER 30,           SEPTEMBER 30,
     1995       1994         1995          1994
$ 1,415,153 1,077,083     3,930,778    3,022,845
    136,818   135,621       377,565      430,934

     45,144    31,478       139,914       76,939
     18,579    23,490        62,056       72,441
     23,155    14,799        58,528       38,568
     35,108    24,906       105,533       63,464
  1,673,957 1,307,377     4,674,374    3,705,191

    545,547   368,418     1,514,341    1,020,284
    205,674   110,694       497,425      292,827
     81,619    51,746       227,621      137,663
    832,840   530,858     2,239,387    1,450,774
    841,117   776,519     2,434,987    2,254,417
     49,000    25,000       125,500       75,000
    792,117   751,519     2,309,487    2,179,417

     16,399    10,906        28,200       28,476
    120,492   109,325       348,244      324,430
     31,782    21,401        80,783       53,061
     74,459    63,469       209,626      164,798
      4,713    (2,946)        9,591       (1,581)
      2,591     2,286         4,041        3,595
     25,139    16,833        71,160       48,549
     18,011    16,257        52,419       45,901
     11,022    12,506        33,023       33,201
     65,538    52,562       167,429      156,635
    370,146   302,599     1,004,516      857,065

    377,494   326,062     1,070,664      948,420
     62,529    58,854       179,363      176,122
     68,586    55,987       197,795      165,127
     31,224    24,501        89,028       73,693
      7,710    29,321        68,807       89,415
     16,510    16,302        50,276       39,241
      3,259     8,785         8,405       18,989
     52,620    36,121       142,458      104,854
    151,017   126,286       363,594      357,419
    770,949   682,219     2,170,390    1,973,280
    391,314   371,899     1,143,613    1,063,202
    136,298   130,147       402,552      369,371
    255,016   241,752       741,061      693,831
         -      6,595         7,029       18,522
$  255,016    235,157       734,032      675,309


                 13
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

        CONSOLIDATED BALANCE SHEETS
 FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

(IN THOUSANDS)
Assets
   Cash and due from banks
   Interest-bearing bank balances
   Federal funds sold and securities purchased under resale agreements
     Total cash and cash equivalents
   Trading account assets
   Securities available for sale
   Investment securities
   Loans, net of unearned income
  Allowance for loan losses
      Loans, net
   Premises and equipment
   Due from customers on acceptances
   Mortgage servicing rights
   Credit card premium
   Other intangible assets
   Other assets
     Total assets
Liabilities and Stockholders' Equity
   Deposits
     Noninterest-bearing deposits
     Interest-bearing deposits
         Total deposits
   Short-term borrowings
   Bank acceptances outstanding
   Other liabilities
   Long-term debt
        Total liabilities
   Stockholders' Equity
     Preferred stock
        Class A, authorized 40,000,000 shares
           Series A, 11% cumulative perpetual; $25.00 stated and liquidation value
           Series A, $2.50 cumulative convertible, no par value; $25.00 stated
               and liquidation value
            Series B, none issued
       Series 1990 cumulative perpetual adjustable rate, no par value;
          $5.00 liquidation value; authorized 10,000,000 shares
     Common stock, $3.331/3 par value; authorized 750,000,000 shares
     Paid-in capital
     Retained earnings
     Unrealized loss on debt and equity securities
        Total stockholders' equity
        Total liabilities and stockholders' equity

                            14
                            ...

      SEPTEMBER 30,
    1995          1994

$ 3,337,072    3,212,888
     99,394      632,206
  2,210,144    1,771,643
  5,646,610    5,616,737
  1,253,214    1,303,453
  9,347,263    8,226,530
  3,561,947    3,179,763
 61,802,019   51,633,034
   (901,616)  (1,004,298)
 60,900,403   50,628,736
  1,956,863    1,617,933
    407,010      133,928
    101,928       89,666
     47,403       62,463
  1,488,203    1,091,488
  2,123,269    2,292,421
$86,834,113   74,243,118


 10,729,434   10,295,616
 49,086,449   43,391,435
 59,815,883   53,687,051
 12,940,658    9,988,596
    407,010      133,928
  1,944,473    1,541,549
  6,040,639    3,269,363
 81,148,663   68,620,487



         -             -

         -             -
         -             -

         -        31,592
    559,317      585,948
  1,056,946    1,693,389
  4,080,495    3,482,620
    (11,308)    (170,918)
  5,685,450    5,622,631
$86,834,113   74,243,118

                     15
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

                        BOARD OF DIRECTORS

G. ALEX BERNHARDT
President and Chief Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. WALDO BRADLEY
Chairman, Bradley Plywood Corporation
Savannah, Georgia

ROBERT J. BROWN
Chairman, President and Chief
Executive Officer, B&C Associates, Inc.
High Point, North Carolina

EDWARD E. CRUTCHFIELD
Chairman and Chief Executive Officer,
First Union Corporation
Charlotte, North Carolina

ROBERT D. DAVIS
Chairman, D.D.I., Inc.
Jacksonville, Florida

R. STUART DICKSON
Chairman of Executive Committee,
Ruddick Corporation
Charlotte, North Carolina

B.F. DOLAN
Investor
Charlotte, North Carolina

RODDEY DOWD SR.
Chairman,Charlotte Pipe & Foundry Co.
Charlotte, North Carolina

JOHN R. GEORGIUS
President, First Union Corporation
Charlotte, North Carolina

WILLIAM H. GOODWIN JR.
Chairman, AMF Companies
Richmond, Virginia

BRENTON S. HALSEY
Chairman Emeritus,
James River Corporation
Richmond, Virginia

HOWARD H. HAWORTH
President, The Haworth Group
Charlotte, North Carolina

TORRENCE E. HEMBY JR.
President, Beverly Crest Corporation
Charlotte, North Carolina



LEONARD G. HERRING
President and Chief Executive Officer,
Lowe's Companies, Inc.
North Wilkesboro, North Carolina

JACK A. LAUGHERY
Chairman, The Bagel Group, Inc.
Rocky Mount, North Carolina

MAX LENNON
President and Chief Executive Officer,
Eastern Foods, Inc.
Atlanta, Georgia

RADFORD D. LOVETT
Chairman, Commodores Point
Terminal Corporation
Jacksonville, Florida

HENRY D. PERRY JR.
Physician
Plantation, Florida

RANDOLPH N. REYNOLDS
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia

RUTH G. SHAW
Senior Vice President, Corporate
Resources and Chief Administrative
Officer, Duke Power Company
Charlotte, North Carolina

LANTY L. SMITH
Chairman and Chief Executive Officer,
Precision Fabrics Group, Inc.
Greensboro, North Carolina

DEWEY L. TROGDON
Chairman, Cone Mills Corporation
Greensboro, North Carolina

JOHN D. UIBLE
Investor
Jacksonville, Florida

B.J. WALKER
Vice Chairman,
First Union Corporation
Jacksonville, Florida

KENNETH G. YOUNGER
Transportation Consultant
Gastonia, North Carolina

                      16
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

(Logo - First Union)   FIRST UNION CORPORATION                  Bulk Rate
                       Two First Union Center                U.S. Postage
                       Charlotte, NC 28288-0570                      PAID
                                                          Charlotte, N.C.
                                                             Permit No.1





This First Union Quarterly Report includes information released to the public and the news media on October 12, 1995. You may obtain a copy of our Third Quarter Financial Supplement, which contains more detailed financial and other information, by writing to Investor Relations, Two First Union
Center, Charlotte, North Carolina 28288-0206. There is no charge.